Contact:	Frank Guidone, CEO
(757) 766-4400

Boutcher & Boutcher Investor Relations
Aimee Boutcher or Daniel Boutcher
(973) 239-2878

FOR IMMEDIATE RELEASE

Measurement Specialties Announces Appointment of New Chief Financial Officer

Hampton, VA, March 14, 2007 - Measurement Specialties, Inc. (NASDAQ: MEAS), a designer and manufacturer of sensors and sensor-based systems, announced that Mark Thomson has been appointed Chief Financial Officer, beginning April 2, 2007.

Mr. Thomson joins MEAS from Allied Aerospace Industries, Inc. (“Allied”), a premier provider of complex engineering solutions for aerospace & defense contractors and government agencies, where he held positions of Vice President and Chief Financial Officer. Mr. Thomson was recruited to Allied by Kohlberg & Co, a New York-based private equity firm, to assist in the turnaround and restructuring of the company, culminating in the sale of Allied to Triumph Group last year. Prior to Allied, Mark served as the Senior Director of Finance & Accounting at Orbital Sciences Corporation’s Launch Systems Group in Chandler, AZ. Prior to Orbital Sciences, Mr. Thomson spent 7 years at Lockheed Martin Corporation, where he held financial management positions with several Lockheed Martin subsidiaries. Mr. Thomson holds an MBA from the University of Nevada-Reno, and a BA in Financial Economics from Saint Anselm College. He is also a graduate of the Lockheed Martin Financial Management Program and is completing the General Management Program at the Harvard Business School. Mr. Thomson resides with his family in Williamsburg, VA.

Frank Guidone, Company CEO commented, “I am very excited to have Mark join our executive team. While our search for a new CFO has taken longer than planned, Mark’s combination of strategic, operational, analytical and financial skills make him a great fit for our Company and well worth the wait. I am confident he will be a terrific addition to our senior team.”

About Measurement Specialties. Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics. MEAS uses multiple advanced technologies - including piezoresistive, electro-optic, electro-magnetic, capacitive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezoelectric polymers and strain gauges - to engineer sensors that operate precisely and cost effectively.

Company Contact: Frank Guidone, CEO, (757) 766-4400
Investor Contact: Aimee Boutcher or Daniel Boutcher, (973) 239-2878